Exhibit 2.7

GUARANTEE OF INDEMNIFICATION OBLIGATIONS

This GUARANTEE OF INDEMNIFICATION OBLIGATIONS (this “Guarantee”) is made as of the 21st day of June, 2021, by Jake Hallsted, an individual (“Guarantor”), for the benefit of Nocona Health and Rehab Center, LLC, a Texas limited liability company (“Nocona MTA Buyer”), Henrietta Health and Rehab Center, LLC, a Texas limited liability company (“Henrietta MTA Buyer”), Olney Health and Rehab Center, LLC, a Texas limited liability company (“Olney MTA Buyer” and collectively with the Nocona MTA Buyer and Henrietta MTA Buyer, “MTA Buyers”) and Real Living Property Holdings – Texas, LLC, a Texas limited liability company (“PSA Buyer” and collectively with MTA Buyers, “Buyers”). This Guarantee will become effective as of the closing of the transactions contemplated by the MTAs and the PSAs and in the event such agreements are terminated, this Guarantee will terminate and be of no further force or effect.

RECITALS:

WHEREAS, reference is hereby made to (a) that certain Management Transfer Agreement, dated as of the date hereof (the “Nocona MTA”), by and between GCC Nocona, LLC, a Texas limited liability corporation (“Nocona MTA Seller”) and Nocona MTA Buyer, and the related Purchase and Sale Agreement, dated as of the date hereof (the “Nocona PSA”) by and between Grace Properties Nocona, LLC, a Texas limited liability company (“Nocona PSA Seller”) and PSA Buyer; (b) that certain Management Transfer Agreement, dated as of the date hereof (the “Henrietta MTA”), by and between GCC Henrietta, LLC, a Texas limited liability company (“Henrietta MTA Seller”) and Henrietta MTA Buyer, and the related Purchase and Sale Agreement, dated as of the date hereof (the “Henrietta PSA”) by and between Grace Properties Henrietta, LLC, a Texas limited liability company (“Henrietta PSA Seller”) and PSA Buyer; and (c) that certain Management Transfer Agreement, dated as of the date hereof (the “Olney MTA” and collectively with the Nocona MTA and the Henrietta MTA, the “MTAs”), by and between the GCC Olney, LLC, a Texas limited liability company (“Olney MTA Seller” and collectively with the Nocona MTA Seller and Henrietta MTA Seller, the “MTA Sellers”) and Olney MTA Buyer, and the related Purchase and Sale Agreement, dated as of the date hereof (the “Olney PSA” and collectively with the Nocona PSA and the Henrietta PSA, the “PSAs”), by and between Grace Properties Olney, LLC, a Texas limited liability company (“Olney PSA Seller” and collectively with the Nocona PSA Seller, Henrietta PSA Seller, and MTA Sellers, the “Sellers”); and

WHEREAS, as a condition to entering into the MTAs and the PSAs, Guarantor is required to deliver this Guarantee for the benefit of Buyers.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Guarantee. Guarantor hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the payment of any of Sellers’ indemnification obligations pursuant to Section 8.1 of the MTAs and Sections 7 and 11 of the PSAs, in the aggregate up to a maximum of seventy-five thousand dollars ($75,000), subject to the terms, procedures and limitations set forth in Sections 8.3 and 8.4 of the MTA (except Section 8.4(c) which will not be applicable to this Guarantee) and Section 15 of the PSAs (collectively, the “Guaranteed Obligations”).

2. Certain Waivers. To the fullest extent permitted by applicable law, Guarantor waives presentment to, demand of payment from and protest to Buyers, and also waives notice of acceptance of this Guarantee and notice of protest for non-payment.

[Signature Page to Guarantee of Transferor's Indemnification Obligations]

3. Guarantee Absolute. Guarantor agrees that this Guarantee constitutes an absolute, unconditional, present and continuing guarantee of payment and not merely of collection, and waives any right to require that any resort be had by Buyers (a) against Sellers for the Guaranteed Obligations or (b) against any other right or remedy available to Buyers by contract, applicable law or otherwise. It is the intent of this Guarantee that Buyers shall have resort to Guarantor without asserting or resorting to any remedy against Sellers and without demand to it, as though Guarantor was primarily liable for any Guaranteed Obligations.

4. Additional Waivers. Without limiting the foregoing, Guarantor hereby waives and relinquishes all rights and remedies now or thereafter accorded by applicable law to sureties and/or guarantors or any other accommodation parties, under the any statutory provision, common law or any other provision of law, custom or practice, and agrees not to assert or take advantage of any such rights or remedies, including, without limitation, (a) any right to require Buyers to proceed against Sellers or to pursue any other remedy in Buyers’ power before proceeding against Guarantor; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of seller, or any defect in the formation of Sellers; (c) any defense that may arise by reason of the incapacity, lack of authority, insolvency, bankruptcy, death or disability of Sellers or the failure of Buyers to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of Sellers; (d) notice of the existence, creation or incurrence of any new or additional indebtedness or obligation of Sellers under the MTAs or PSAs or of any action or non-action on the part of the Sellers under the MTAs or PSAs or in connection with any Guaranteed Obligation; (e) any defense based upon an election of remedies by Buyers which destroys or otherwise impairs any subrogation rights of Guarantor or any right of Guarantor to proceed against Sellers for reimbursement; or both; (f) any defense arising because of Buyers’ election, in any proceeding instituted under the federal bankruptcy code or any state debtor relief laws; (g) any defense based upon the validity or enforceability of the MTAs or PSAs; (h) any defense or rights arising under any appraisal, valuation, stay, extension, marshaling of assets, redemption or similar law or requirement, which may delay, prevent or otherwise affect the performance by Guarantor of any of the Guaranteed Obligations; (i) diligence, presentment and demand; and (j) any defense based on any borrowing or grant of a security interest under Section 364 of the federal bankruptcy code.

5. Representations and Warranties by Guarantor. Guarantor makes the following representations and warranties to Buyers:

(a) The value of the consideration received, and to be received, by Guarantor in connection with the transactions contemplated under the MTAs and PSAs is worth at least as much as the liabilities and obligations of Guarantor under this Guarantee, and that such liabilities and obligations are expected to benefit Guarantor either directly or indirectly;

(b) Guarantor has the requisite power, authority and legal right to execute and to deliver and to perform and observe the obligations and provisions of this Guarantee;

(c) This Guarantee has been duly executed and delivered by Guarantor, and the provisions of this Guarantee constitute the valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with the terms hereof; and

(d) No consent, approval or other authorization of, or registration, declaration or filing with, any governmental authority or other person is required for the due execution and delivery by Guarantor of this Guarantee, or for the performance by or the validity or enforceability of this Guarantee against Guarantor.

[Signature Page to Guarantee of Transferor's Indemnification Obligations]

6. Counterparts. This Guarantee may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

7. Successors. This Guarantee shall be binding upon and inure to the benefit of the successors, assignees, personal representatives, heirs and legatees of all the respective parties hereto.

8. Governing Law. This Guarantee shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of Texas.

IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be executed as of the date first written above.

GUARANTOR:

/s/ Jake Hallstead
Jake Hallstead

[Signature Page to Guarantee of Transferor's Indemnification Obligations]

ACKNOWLEDGED AND AGREED:

BUYERS:

Nocona Health and Rehab Center, LLC, a
Texas limited liability company

By:	/s/ Louis Collier
Louis Collier, Chief Executive Officer

HENRIETTA Health and Rehab Center, LLC, a
Texas limited liability company

By:	/s/ Louis Collier
Louis Collier, Chief Executive Officer

OLNEY Health and Rehab Center, LLC, a
Texas limited liability company

By:	/s/ Louis Collier
Louis Collier, Chief Executive Officer

Real Living Property Holdings – Texas,
LLC, a Texas limited liability company

By:	/s/ Louis Collier
Louis Collier, Chief Executive Officer

[Signature Page to Guarantee of Transferor's Indemnification Obligations]